Exhibit 10.32


   TO:     John Ratliff, Corporate VP, CFO          DEPARTMENT:  Human Resources
   FROM:   Bill McDaniel                                DATE:  December 12, 2002
 SUBJECT:  Acterna Corporation, Inc. Senior Management
           Retention Agreement
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This memorandum describes a payment (the "Payment") to be made available to you.
The Payment is subject to the terms and conditions of the this memorandum, as set forth below. You will be eligible to receive a total of $2,000,000, earned and paid in three installments. The first installment will be paid on or about December 20, 2002 covering the period of December 20, 2002 -March 31, 2003; the remaining installments will be earned on April 1, 2003 and September 1, 2003, respectively, and paid on the next following regular payroll date (each, a "Payment Date") covering the period of April 1, 2003 - September 1, 2003. The first and second installments will be equal to twenty-five percent (25%) of the total Payment, the final installment will be the remaining fifty percent (50%) of the Payment. In order to receive each installment, you must sign this memorandum, adhere to its terms, and you must be employed with the Company on the applicable Payment Date. You earn each installment and the right to receive the applicable portion of the Payment only by remaining employed through the applicable Payment Date, and the continued employment period, as set forth below.

By signing this memorandum and accepting each installment of the Payment you agree to repay 100% of each installment of the Payment in the event you voluntarily terminate your employment prior to the next following Payment Date. Any repayment must be made within thirty (30) days following written demand by the Company. By accepting the Payment, you also authorize the Company to deduct from any other amounts owed to you by the Company, such amounts as may be necessary to satisfy your obligation to make repayment hereunder and all required withholdings.

The required period of employment, and any Company right to repayment of the Payment hereunder, shall lapse in the event that the Company shall experience a change of control resulting in the sale of all or substantially all of the assets or stock of the Company; provided, however, if your employment with the Company is subject to an agreement or letter setting forth a definition of change of control, such definition shall apply for determining whether a change of control has occurred for this purpose.

By signing this memorandum and accepting each installment of the Payment you understand and agree that your receipt of the Payment is confidential. Any disclosure of the terms or conditions of this memorandum will result in corrective action, including the forfeiture of any installment of the Payment previously received and any right to future installments; provided, however, you are permitted to discuss the terms of this memorandum and the Payment with your personal financial advisors, legal counsel and your spouse. Any forfeited installment of the Payment must be repaid to the Company within thirty (30) days of the Company's written demand for such payment.

This memorandum becomes effective eight (8) days after you sign it (the "Effective Date"), unless you revoke your acceptance prior to such date, by providing written notice to the Company.

In consideration of the Payment, you agree to release and forever discharge the Company, its affiliates, and its officers, directors, investors, stockholders, partners, employees, representatives and attorneys, successors, subsidiaries, related corporations, and any person or entity acting for or on behalf of the

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Company (the "Releasees") from liability for any claims, damages, or causes of action, both in law and in equity, which you or your personal representative, heirs, or assigns now has or may have, whether known or unknown, suspected or unsuspected, and whether asserted or not (hereinafter "Claims"), against the Releasees that may exist under any laws prohibiting discrimination, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. ss. 2000 et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. ss. 621 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. ss. 12101 et seq., or any other law relating to employment or discrimination in employment, or otherwise; provided, however, no Claims are released relating to the terms of this memorandum. This general release does not include Claims which may arise based on acts or omissions occurring after the Effective Date.

The Payment is not intended or to be construed as being an addition to base salary or in calculations of benefits or salary increases. This memorandum does not provide you with any rights to continued employment.

The parties acknowledge that this memorandum and the agreements of the parties included herein shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to conflict of law principals. Any litigation that may be brought by either party involving the enforcement of this memorandum or the rights, duties, or obligations contained herein, shall be brought exclusively in the State or federal courts sitting in Maryland.

The parties acknowledge their agreement and acceptance of the terms of this memorandum by signing below.

ACTERNA CORPORATION, INC.                        EMPLOYEE NAME


By:   /s/ William M. McDaniel                    /s /John Ratliff
     -----------------------------------         -------------------------------
     William M. McDaniel                         December 13, 2002
     Vice President, Human Resources
     December 12, 2002




If the terms of the above are not met (the banks are in disagreement or attempt to set aside the agreement), my resignation will be effective immediately (no 60 day wait period). See resignation note attached.

/s/ John Ratliff

Confirmed with Ned Lautenbach via phone call 12/16/02 12:05 PM.

/s/ William M. McDaniel